Exhibit 99.1

Neuronetics Reports Fourth Quarter and Full Year 2018 Financial and Operating Results

MALVERN, PA March 5, 2019 -- Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from psychiatric disorders, today announced its financial and operating results for the fourth quarter and full year December 31, 2018.

Fourth Quarter 2018 Highlights

•	Fourth quarter 2018 revenue of $15.6 million, an increase of 29% over the fourth quarter of 2017
•	Fourth quarter 2018 U.S. treatment session revenue of $9.9 million, an increase of 23% over the fourth quarter of 2017
•	Fourth quarter 2018 U.S. NeuroStar® Advanced Therapy revenue of $4.8 million, an increase of 37% over the fourth quarter of 2017, driven by a 46% increase in capital revenue growth

Full Year 2018 Highlights

•	Full year 2018 revenue of $52.8 million, an increase of 31% over the prior year
•	Full year 2018 U.S. treatment session revenue of $35.3 million, an increase of 24% over the prior year
•	Full year 2018 U.S. NeuroStar Advanced Therapy revenue of $14.6 million, an increase of 44% over the prior year, driven by a 59% increase in capital revenue growth

Fourth Quarter Financial and Operating Results

“The fourth quarter of 2018 was very strong for the company as we continued to drive adoption of NeuroStar Advanced Therapy, both in new system placements and into targeted high-volume practices as well as increasing overall system usage,” said Chris Thatcher, President and Chief Executive Officer of Neuronetics.  “The uptick in capital revenue growth of 46% in the quarter shows that even as we remain the leading provider of TMS for the treatment of Major Depressive Disorder, we are still able to drive meaningful increases in capital sales through a combination of our clinically effective treatment, our outstanding customer support infrastructure, and our ability to identify medical practices around the country who have a significant population of MDD patients for whom NeuroStar Advanced Therapy is indicated.”

	Revenues by Geography
	Three months ended December 31,
	2018	2017
	Amount	Amount	% Change
	(in thousands, except percentages)
United States	$15,089	$11,836	27%
International	546	272	101%
Total revenues	$15,635	$12,108	29%

	United States Revenues by Product Category
	Three months ended December 31,
	2018	2017
	Amount	Amount	% Change
	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$4,754	$3,460	37%
Treatment sessions	9,909	8,025	23%
Other	426	351	21%
Total United States revenues	$15,089	$11,836	27%

U.S. NeuroStar Advanced Therapy revenue for the fourth quarter of 2018 was $4.8 million, an increase of 37% over fourth quarter 2017 revenue of $3.5 million. The increase in U.S. NeuroStar revenue was driven by higher capital revenue growth of 46% due to higher unit sales, partially offset by a 4% decrease in average selling price, as well as lower upgrade, rent-to-own revenue.

As of December 31, 2018, the active unit installed base in the U.S. was 907. This represents an increase of 155 units over the active unit installed base as of December 31, 2017, and an increase of 49 units over the active unit installed base as of September 30, 2018.

U.S. Treatment Session revenue for the fourth quarter of 2018 was $9.9 million, an increase of 23% over the fourth quarter of 2017 revenue of $8.0 million. The increase in U.S. Treatment Session revenue was primarily the result of a 26% increase in the number of treatment sessions sold, partially offset by a 6% decline in average selling price due to pre-determined volume pricing discounts within our existing customer base which are triggered when those customers surpass certain high-volume thresholds, plus an increase in other treatment session revenue.

Gross margin for the fourth quarter of 2018 was 76.3%, which is higher than the fourth quarter of 2017 gross margin of 75.6%. The majority of the increase in gross margin was the result of increased leverage on our service and operations costs as a result of higher sales compared to the prior year period.

Operating expenses during the fourth quarter of 2018 were $17.6 million, an increase of $4.2 million compared to $13.4 million in the fourth quarter of 2017. The increase was primarily driven by sales force expansion and marketing initiatives, as well as additional general and administrative expenses incurred to report as a public company.

Net loss for the fourth quarter of 2018 was $6.1 million, or $0.35 per share, as compared to fourth quarter 2017 net loss of $4.9 million, or $23.34 per share. Net loss per share for the fourth quarter of 2018 includes, on a weighted-average basis the 11.0 million shares of common stock issued upon the conversion of convertible preferred stock and 6.325 million shares of common stock issued upon the closing of our initial public offering. There were 17.744 million shares of common stock outstanding as of December 31, 2018.

EBITDA for the fourth quarter of 2018 was $(5.0) million as compared to the fourth quarter of 2017 EBITDA of $(4.0) million. The decrease in EBITDA compared to the fourth quarter of 2017 is primarily due to the increase in net loss for the same period. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Cash and cash equivalents were $104.6 million as of December 31, 2018. This compares to cash and cash equivalents of $106.8 million as of September 30, 2018. The cash balance as of December 31, 2018 includes net proceeds from the closing of Neuronetics’ initial public offering on July 2, 2018 of $96.5 million, after deducting underwriting discounts, commissions and other offering expenses.

Full Year Financial and Operating Results

“2018 was a very successful year as we were able to bring relief to a greater number of patients suffering from MDD while at the same time maintaining a high level of growth in the overall business” said Chris Thatcher, President and Chief Executive Officer of Neuronetics.  “As we look towards 2019, our aim is to continue to drive the adoption of NeuroStar Advanced Therapy system, expand our salesforce, sales support and related marketing efforts, and continue to focus on high-volume accounts.  We also plan to increase our investment in product development and clinical development to maintain our leadership position and expand into new indications.”

	Revenues by Geography
	Year ended December 31,
	2018	2017
	Amount	Amount	% Change
	(in thousands, except percentages)
United States	$51,477	$39,853	29%
International	1,299	580	124%
Total revenues	$52,776	$40,433	31%

	United States Revenues by Product Category
	Year ended December 31,
	2018	2017
	Amount	Amount	% Change
	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$14,603	$10,120	44%
Treatment sessions	35,287	28,391	24%
Other	1,587	1,342	18%
Total United States revenues	$51,477	$39,853	29%

U.S. NeuroStar Advanced Therapy Revenue for the full year 2018 was $14.6 million, an increase of 44% over full year 2017 revenue of $10.1 million. The increase in U.S. NeuroStar revenue was driven by higher capital revenue growth of 59% due to higher unit sales, partially offset by a less than 1% decrease in average selling price, as well as lower upgrade, rent-to-own and other revenue.

U.S. Treatment Session revenue for the full year 2018 was $35.3 million, an increase of 24% over full year 2017 revenue of $28.4 million. The increase in U.S. Treatment Session revenue was primarily the result of a 25% increase in the number of treatment sessions sold, partially offset by a 5% decline in the average selling price due to pre-determined volume pricing discounts within our existing customer base which are triggered when those customers surpass certain high volume thresholds, plus an increase in other treatment session revenue.

Gross margin for the full year 2018 was 76.4%, which was slightly higher than the full year 2017 gross margin of 76.2%.  Gross margin was higher due to increased leverage on our service and operations costs, which were partially offset by the higher mix of NeuroStar Advanced Therapy System revenues in 2018 in relation to treatment sessions revenues and the reduction in the average selling price of our treatment sessions.

Operating expenses during the full year 2018 were $60.2 million, an increase of $15.8 million compared to $44.4 million in the full year 2017. The increase was primarily driven by sales force expansion and marketing initiatives, as well as additional general and administrative expenses incurred to report as a public company.

Net loss for the full year 2018 was $24.1 million, or $2.69 per share, as compared to full year 2017 net loss of $16.1 million, or $86.34 per share.  Net loss per share for the full year ended December 31, 2018 includes, on a weighted-average basis the 11.0 million shares of common stock issued upon the conversion of convertible preferred stock and 6.325 million shares of common stock issued upon the closing of our initial public offering. There were 17.744 million shares outstanding as of December 31, 2018.

EBITDA for the full year 2018 was $(19.5) million as compared to the full year 2017 EBITDA of $(12.7) million. The decrease in EBITDA compared to the full year of 2017 is primarily due to the increase in net loss for the same period.  See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Business Outlook

For the full year 2019, the Company expects to report total worldwide revenue of between $62.5 and $64.5 million, representing 18% and 22% year-over-year growth, respectively.

For the full year 2019, the Company expects gross margins to be in the mid 70% range, in line with full year 2018 margins.

For the full year 2019, the Company expects operating expenses to be between $71.5 and $76.5 million, primarily due to continued investment in our salesforce expansion efforts, research and development related to the development of our next generation NeuroStar platform, and clinical spending as we pursue additional indications for use, namely PTSD and Bi-Polar disorders.

For the first quarter of 2019, the Company expects total worldwide revenue of between $12.4 and $13.0 million, representing 22% and 28% year-over-year growth, respectively.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on March 5, 2019 beginning at 8:30 a.m.  Eastern Time.  Investors interested in listening to the conference call may do so by dialing (877) 472-8990 for domestic callers or +1 (629) -228-0778 for international callers, and referencing Conference ID: 5288937 approximately 10 minutes prior to start time.  To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Neuronetics’ website at www.neuronetics.com.

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Our first commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed, MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood.  The system is cleared by the United States Food and Drug Administration, or FDA, for the treatment of Major Depressive Disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode.  Additional information can be found at www.neuronetics.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to: the Company’s business outlook and current expectations for upcoming quarter and fiscal year, including with respect to any specific projections provided; the Company’s expectations regarding growth opportunities and the build out of its Neurostar Advanced Therapy System platform; expectations or beliefs regarding future events, potential markets or market size, and technological developments; and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to: the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy System to generate revenues; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov..  These forward-looking statements are based on the Company's expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company's expectations.

Investor Contact:

Mark R. Klausner

Westwicke Partners

443-213-0501

ir@neuronetics.com

Media Contact:

Leanne Scott Brown

Vault Communications

610-455-2742

Lbrown@vaultcommunications.com

NEURONETICS, INC.

Statements of Operations

(Unaudited; In thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues	$15,635	$12,108	$52,776	$40,433
Cost of revenues	3,711	2,957	12,447	9,632
Gross Profit	11,924	9,151	40,329	30,801
Operating expenses:
Sales and marketing	10,648	8,628	38,264	27,900
General and administrative	4,715	2,837	13,667	8,572
Research and development	2,222	1,919	8,232	7,937
Total operating expenses	17,585	13,384	60,163	44,409
Loss from Operations	(5,661)	(4,233)	(19,834)	(13,608)
Other (income) expense:
Interest expense	939	740	3,688	2,808
Other expense (income), net	(457)	(49)	575	(357)
Net Loss	$(6,143)	$(4,924)	$(24,097)	$(16,059)

Net loss per share of common stock outstanding, basic and diluted	$(0.35)	$(23.34)	$(2.69)	$(86.34)
Weighted-average common shares outstanding, basic and diluted	17,655	211	8,948	186

NEURONETICS, INC.

Balance Sheets

(Unaudited; In thousands, except per share data)

	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$104,583	$29,147
Accounts receivable, net	5,620	4,267
Inventory	2,432	2,468
Prepaid expenses and other current assets	1,838	1,123
Total current assets	114,473	37,005
Property and equipment, net	1,378	1,359
Other assets	1,171	574
Total Assets	$117,022	$38,938
Liabilities, Convertible Preferred Stock and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$3,756	$2,513
Accrued expenses	7,548	7,511
Deferred revenue	2,255	1,970
Total current liabilities	13,559	11,994
Long-term debt, net	30,395	29,556
Deferred revenue	1,940	2,275
Deferred rent	86	151
Convertible preferred stock warrant liability	-	478
Total Liabilities	45,980	44,454
Convertible preferred stock, $0.01 par value: 308,593 shares previously authorized prior to initial public offering, issuable in series; no and 304,958 shares issued and outstanding at December 31, 2018 and 2017, respectively; no liquidation value at December 31, 2018	-	187,136
Stockholders' Equity (Deficit):
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding at December 31, 2018 and December 31, 2017	-	-
Common stock, $0.01 par value: 200,000 shares authorized; 17,744 and 231 shares issued and outstanding at December 31, 2018 and 2017, respectively	177	2
Additional paid-in capital	291,908	4,292
Accumulated deficit	(221,043)	(196,946)
Total Stockholders' Equity (Deficit)	71,042	(192,652)
Total Liabilities, Convertible Preferred Stock and Stockholders' Equity (Deficit)	$117,022	$38,938

NEURONETICS, INC.

Statements of Cash Flows

(Unaudited; In thousands)

	Year ended
	December 31,
	2018	2017
Cash Flows from Operating Activities:
Net loss	$(24,097)	$(16,059)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	882	596
Share-based compensation	1,743	496
Non-cash interest expense	839	722
Change in fair value of convertible preferred stock warrant liability	1,396	(271)
Cost of rental units purchased by customers	229	216
Changes in certain assets and liabilities:
Accounts receivable, net	(1,353)	(690)
Inventory	(435)	(1,068)
Prepaid expenses and other assets	(237)	(175)
Accounts payable	606	788
Accrued expenses	(52)	1,391
Deferred revenue	(49)	2,915
Deferred rent	(63)	(5)
Net Cash Used in Operating Activities	(20,591)	(11,144)

Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(1,011)	(594)
Net Cash Used in Investing Activities	(1,011)	(594)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock in initial public offering	99,998	-
Payments of public offering costs	(3,463)	-
Proceeds from exercises of stock options	503	35
Proceeds from issuance of Series G convertible preferred stock, net	-	14,825
Borrowings under credit facilities	-	10,000
Payments of debt issuance costs	-	(1,015)
Net Cash Provided by Financing Activities	97,038	23,845

Net Increase in Cash and Cash Equivalents	75,436	12,107
Cash and Cash Equivalents, Beginning of Year	29,147	17,040
Cash and Cash Equivalents, End of Year	$104,583	$29,147

Non-GAAP Financial Measures

EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP) and should not be construed as a substitute for, or superior to, GAAP net loss.  However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business.  Further, management believes the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends.  The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
EBITDA Reconciliation	(in thousands)		(in thousands)
Net loss	$(6,143)	$(4,924)	$(24,097)	$(16,059)
Interest expense	939	740	3,688	2,808
Depreciation and amortization	211	141	882	596
EBITDA	$(4,993)	$(4,043)	$(19,527)	$(12,655)